NEWS Cooper Tire Announces Temporary Shutdown of Manufacturing Facilities in Europe FINDLAY, Ohio, March 23, 2020 – Cooper Tire & Rubber Company (NYSE: CTB) today announced that its tire manufacturing facilities in Europe will temporarily shut down to protect the health and safety of employees and respond to market demand that has been impacted by coronavirus. The process of phasing down production at the two plants, which are located in Melksham, England and Kruševac, Serbia, will begin over the coming days, and each facility is expected to be closed for at least three weeks. Cooper will continue to closely monitor the situation and adjust timelines as necessary. Cooper earlier announced the temporary closure of its plants in the Americas. The company’s plants in China, which reopened several weeks ago, have continued to ramp up production and will remain in operation. Cooper is closely monitoring supply chain and product inventory levels globally as the company focuses on continuing to serve customers. Cooper will continue to operate distribution centers worldwide until further notice to meet customer needs. As the coronavirus has continued to spread across the globe, Cooper has put in place measures to protect employees and meet the needs of all stakeholders including travel restrictions, remote working, social distancing, additional cleaning and disinfecting of facilities, limited visitor access and other necessary steps, all of which remain in effect. ### About Cooper Tire & Rubber Company Europe Ltd. Cooper Tire & Rubber Company Europe Ltd., a subsidiary of Cooper Tire & Rubber Company, has more than a century’s experience at the leading edge of tire technology. Cooper Tire Europe manufactures motorcycle and motorsports tires under the Avon and Cooper brand names. For more information visit www.coopertire.eu or www.avontyres.com. About Cooper Tire & Rubber Company Serbia, d.o.o. Cooper Tire & Rubber Company Serbia, d.o.o. is a subsidiary of Cooper Tire & Rubber Company and operates a tire manufacturing plant in Kruševac. The facility was acquired by Cooper in January 2012 and currently produces tires primarily for Europe and other global markets. It is one of the most significant U.S. investments in the Republic of Serbia. About Cooper Tire & Rubber Company Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire. Contact: Anne Roman 419.429.7189 alroman@coopertire.com